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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                              CORE INDUSTRIES INC
                                       AT

                              $25.00 NET PER SHARE
                                       BY

                                UD NEVADA CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                       UNITED DOMINION INDUSTRIES LIMITED

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON WEDNESDAY, JULY 30, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                    July 2, 1997

To Participants in the Core Industries Inc 401(k) Plans:

     Enclosed for your consideration are the Offer to Purchase, dated July 2, 1997 (the "Offer to Purchase"), and a related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"), in connection with the offer by UD Nevada Corp., a Nevada corporation ("Purchaser") and an indirect wholly owned subsidiary of United Dominion Industries Limited, a corporation organized under the laws of Canada ("Parent"), to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Core Industries Inc, a Nevada corporation (the "Company"), at a price of $25.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 25, 1997, among Parent, Purchaser and the Company (the "Merger Agreement").

     WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT AS A PARTICIPANT IN ONE OF MORE OF THE COMPANY'S 401(K) PLANS (COLLECTIVELY, THE "PLAN"). A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD IN ACCORDANCE WITH THE TERMS OF THE PLAN, TO THE EXTENT CONSISTENT WITH APPLICABLE LAWS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD IN YOUR PLAN ACCOUNT.

     Accordingly, we request information as to whether you wish to have us tender any or all of the Shares held in your Plan account, upon the terms and conditions set forth in the Offer.

Please note the following:

          1. The tender price is $25.00 per Share, net to the seller in cash, without interest thereon.

          2. The Offer is being made for all of the outstanding Shares.

          3. The Board of Directors of the Company has unanimously approved the Offer, the Merger (as defined in the Offer to Purchase) and the Merger Agreement, has determined that the Offer and the Merger are fair to, and in the best interests of, the Company and the Company's stockholders and recommends that holders of Shares accept the Offer and tender their Shares pursuant to the Offer.
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          4. The Offer and withdrawal rights will expire at 12:00 Midnight, New
     York City time, on Wednesday, July 30, 1997, unless the Offer is extended.

          5. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would represent at least a majority of the voting power of the Shares on a fully diluted basis at the expiration of the Offer, (ii) any waiting period under the HSR Act (as defined in the Offer to Purchase) applicable to the purchase of Shares pursuant to the Offer having expired or having been terminated prior to the expiration of the Offer and (iii) the satisfaction of certain other terms and conditions contained in the Offer to Purchase.

          6. Shares in Plan accounts as to which we have not received instructions from Participants will not be tendered in the Offer.

     If you wish to have us tender any or all of the Shares held in your Plan account, please so instruct us by completing, executing, detaching and returning to Harris Trust and Savings Bank (the "Depositary") the instruction form contained in this letter. An envelope to return your instruction to the Depositary is enclosed. The Depositary will receive such instruction form on our behalf and is hereby authorized and instructed to forward such instruction form to us. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. PLEASE FORWARD YOUR INSTRUCTIONS TO THE DEPOSITARY SO THAT THEY ARE RECEIVED BY THE DEPOSITARY NO LATER THAN 5:00 P.M., NEW YORK TIME, ON MONDAY, JULY 21, 1997, TO ALLOW US AMPLE TIME TO TENDER YOUR SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is made only by the Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where the securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Furman Selz LLC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                          Very truly yours,

                                          Putnam Investments

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               INSTRUCTION TO PUTNAM INVESTMENTS WITH RESPECT TO
                         THE OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              CORE INDUSTRIES INC

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated July 2, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"), in connection with the offer by UD Nevada Corp., a Nevada corporation (the "Purchaser") and an indirect wholly owned subsidiary of United Dominion Industries Limited, a corporation organized under the laws of Canada, to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Core Industries Inc, a Nevada corporation (the "Company").

     This will instruct you to tender the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NOTE: Shares in Plan accounts as to which we have not received instructions will not be tendered in the Offer.

Number of Shares to be Tendered:(1)                     SIGN HERE

                                          --------------------------------------

                                          --------------------------------------
                                                       Signature(s)

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                                          --------------------------------------
                                                      Print Name(s)

                                          --------------------------------------
                                            Area Code and Telephone Number(s)

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                                                Taxpayer Identification or
                                                Social Security Number(s)

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     1Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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